Exhibit 5.1

Simpson Thacher & Bartlett LLP
2475 Hanover Street Palo Alto, CA 94304
TELEPHONE: +1-650-251-5000 FACSIMILE: +1-650-251-5001 Direct Dial Number E-mail Address

November 4, 2021
MultiPlan Corporation
115 Fifth Avenue
New York, New York 10003

Ladies and Gentlemen:

We have acted as counsel to MultiPlan Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the offer and sale by the selling securityholders (the “Selling Securityholders”) named in the prospectus contained in the Registration Statement of up to 130,000,000 shares of the Company’s Class A common stock, par value $0.0001 per share (each, a “Share”) issuable upon conversion of the Company’s 6.00% / 7.00% Convertible Senior PIK Toggle Notes due 2027 (the “Notes”).
The Shares will be issued pursuant to the terms of an Indenture (including the form of note set forth therein, the “Indenture”) dated as of October 8, 2020 among the Company and Wilmington Trust, National Association, as Trustee.
We have examined the Registration Statement, the Indenture and the Second Amended and Restated Certificate of Incorporation of the Company, each of which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

Multiplan Corporation	-2-	November 4, 2021

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that, at the time of execution, authentication, issuance and delivery of any of the Shares, the Indenture will be the valid and legally binding obligation of each party thereto other than the Company.
In rendering the opinions set forth below, we have assumed further that, at the time of issuance and delivery of the Shares, (1) the Company will be validly existing and in good standing under the law of the jurisdiction in which it is organized, (2) the issuance and delivery by the Company of such Shares pursuant to the Indenture will not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York or the Delaware General Corporation Law, assuming there shall not have been any change in such laws affecting the validity or enforceability of the Indenture and such Shares) and (3) the issuance and delivery by the Company of such Shares (a) will not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) will comply with all applicable regulatory requirements.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming the due issuance and delivery of the Shares, upon conversion therefor in accordance with the Indenture and otherwise in accordance with the provisions of such agreement, the Second Amended and Restated Certificate of Incorporation of the Company and the Delaware General Corporation Law, the Shares will be validly issued, fully paid and nonassessable.
In connection with the provisions of the Indenture whereby the parties submit to the jurisdiction of the federal courts of the United States of America located in The City of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Indenture that relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York

Multiplan Corporation	-3-	November 4, 2021
State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.
We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP